***Text Omitted and Filed Separately Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) And 240.24b-2
Exhibit 10.86
June 11, 1998
Mr. Seán P. Lance
President and Chief Executive Officer
Chiron Corporation
4560 Horton Street
Emeryville, California 94608.
Dear Seán:
     1.     Gen-Probe delivers this letter to you following the signing of the Agreement dated June 11, 1998 between Chiron and Gen-Probe.
     2.     By this letter and subject to Chiron’s written acceptance of the terms of this letter, Gen-Probe hereby consents, pursuant to Section 15.3.1 of the Agreement, to Chiron’s assignment of its rights under this Agreement with respect to the Products for the Blood Screening Field to any transferee, other than the parties identified in Paragraph 4, below, provided that such transferee is reasonably capable of performing all of Chiron’s obligations in connection therewith and provided that such transferee receives a license from Chiron of the Chiron IP Rights as reasonably necessary to perform all obligations of Chiron in connection therewith. As to all other parties and as to the parties identified in Paragraph 4, Gen-Probe expressly withholds its consent.
     3.     By this letter and subject to Chiron’s written acceptance of the terms of this letter, Gen-Probe also hereby consents, pursuant to Section 15.3.1 of the Agreement, to Chiron’s assignment of its rights under this Agreement with respect to the Products for the Clinical Diagnostic Field to any transferee, other than the parties identified listed in Paragraph 4, below, provided that such assignment is made to such transferee in connection with the transfer to such party of all or a majority of Chiron’s business with respect to nucleic acid probes for clinical diagnostics and provided that such transferee receives a license from Chiron of the Chiron IP Rights as reasonably necessary to perform all obligations of Chiron in connection therewith. As to all other parties and as to the parties identified in Paragraph 4, Gen-Probe expressly withholds its consent.
     4.     Chiron shall have no right to directly or indirectly assign or otherwise transfer its rights and obligations with respect to the Blood Screening Products or its rights and obligations with respect to the Clinical Diagnostic Products (whether voluntarily, by operation of law or otherwise) to any of the following (or their respective Affiliates) : [...***...], Notwithstanding
***Confidential Treatment Requested

Mr. Seán P. Lance
June 11, 1998

the foregoing, Gen-Probe consents to an assignment under Paragraphs 1 or 2 to [...***...] if 1) [...***...] and 2) [...***...] ([...***...]) is the largest single shareholder.
     5.     The rights granted herein are personal to Chiron and shall not be assignable.
     6.     This letter is expressly subject to the condition that Chiron agree, by signing and accepting this letter, that Gen-Probe’s withholding of consent to any transfer to the parties identified in Paragraph 4 is not unreasonable, pursuant to Section 15.3.1 of the Agreement, as of the date of this letter and will not be unreasonable in the future absent some material change of circumstance involving a party identified in Paragraph 4 which would be sufficient, in light of all of the circumstances, to cause Gen-Probe’s withholding of consent to become unreasonable.
     7.     This letter is expressly subject to the condition that the conditions precedent in Article 14 of the Agreement are satisfied, and that Chiron countersign this letter without making any modification.
     8.     If this letter accurately sets forth your understanding of the terms of the parties’ agreement on this issue, please sign and return a copy of the letter.

Very truly yours, GEN-PROBE INCORPORATED
By	/s/ Henry L. Nordhoff
Henry L. Nordhoff
President and Chief Executive Officer

     The terms set forth above are hereby accepted.

CHIRON CORPORATION
By	/s/ Seán P. Lance
Seán P. Lance
President and Chief Executive Officer

***Confidential Treatment Requested